Exhibit 99.1

Date: Contact: Corporate Office: Telephone:	December 6, 2012 Gary S. Olson, President & CEO 200 Palmer Street Stroudsburg, Pennsylvania 18360 (570) 421-0531

ESSA BANCORP, INC.

ANNOUNCES AUTHORIZATION FOR FIFTH STOCK REPURCHASE PROGRAM

Stroudsburg, Pennsylvania, December 6, 2012 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”), the holding company for ESSA Bank & Trust (the “Bank”), announced today that its Board of Directors has authorized a fifth stock repurchase program to purchase up to an additional 10% of its outstanding shares. The Company will repurchase the shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1 billion and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. Corporate headquarters are located in downtown Stroudsburg, Pennsylvania, and the Bank has 26 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, investment, trust, and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160    570-421-0531    Fax: 570-421-7158

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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